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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Funsten                              Kenneth                  B.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

121 Outrigger Mall
--------------------------------------------------------------------------------
                                    (Street)

Marina del Rey                     California               90292
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

12/09/2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Metretek Technologies, Inc. - MTEK
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common stock                          152,308                     D
------------------------------------------------------------------------------------------------------------------------------------
   Common stock                          207,430                     I                    through partnership (1)
------------------------------------------------------------------------------------------------------------------------------------
   Common stock                           67,932                     I                    through corporation (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (3/91)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 3/9/2000   12/09/2004      Common stock           18,100        $3.474         D
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 3/9/2000   12/09/2004      Common stock           27,000        $3.474         I                through
                                                                                                                      partnership(1)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 3/9/2000   12/09/2004      Common stock            4,900        $3.474         I                through
                                                                                                                      corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible
 Preferred Stock         6/9/2000   12/09/2004      Common stock           59,206        $3.0571        D
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible                                                                                                     through
 Preferred Stock         6/9/2000   12/09/2004      Common stock           88,318        $3.0571        I             partnership(1)
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible                                                                                                     through
 Preferred Stock         6/9/2000   12/09/2004      Common stock           16,028        $3.0571        I             corporation(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: (1) Mr. Funsten disclaims beneficial ownership of any shares and warrants of Metretek Technologies, Inc. as to which he has no direct or indirect pecuniary interest.


/s/ Kenneth B. Funsten                                        12/29/2000
----------------------------------------                ----------------------
    **Signature of Reporting Person                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respoind unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1473 (7-97)